UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2005

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri	1-8125	44-0610086
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

620 North Lindenwood Drive

Olathe, KS  66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On July 29, 2004, Torotel, Inc. (the “Company”) announced that it was unable to timely file its annual report on Form 10-KSB because it had not yet received audited financial statements  relating to its equity investment in Apex Innovations, Inc. (“Apex”).  As a result, the Company postponed its 2004 Annual Meeting of Shareholders that had been scheduled for September 2004.

Because audited financial statements never became available, the Company had to prepare its own valuation analysis on Apex, which required some assistance from a third party.  As a result, the Company filed its Form 10-KSB on February 16, 2005, less than three months before the end of the Company’s 2005 fiscal year.  If the Company prepared a proxy statement and gave required notice time for the 2004 Annual Meeting of Shareholders following the filing of Form 10-KSB on February 16, 2005, the 2004 Annual Meeting would be held on or about July 2005, or approximately three months before the 2005 Annual Meeting of Shareholders.

The Board of Directors of the Company determined that it would be unproductive and a waste of Company money and resources to elect directors for a three-month term and to hold two Annual Meetings of Shareholders within a three-month period.  As a result, the Board elected to forego holding a late 2004 Annual Meeting of Shareholders and instead to proceed with the Company’s regularly scheduled 2005 Annual Meeting of Shareholders on September 19, 2005.

Based on currently available information, the Company intends to file its definitive proxy statement with the SEC, and begin mailing proxy statements to shareholders, on or about August 17, 2005.  The deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2005 Annual Meeting of Shareholders is May 31, 2005.  Any shareholder proposal received after that date will not be considered for inclusion in the proxy statement for the 2005 Annual Meeting of Shareholders.  Moreover, such a proposal will also be considered untimely and therefore, not be admitted for discussion at the 2005 Annual Meeting of Shareholders.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date:  April 26, 2005